CLASSIC HEROES, INC.
                              BIOBRIGHT CORPORATION
                              ISAAC PERLMUTTER T.A.
                                  P.O. Box 1028
                         Lake Worth, Florida 33460-1028

                                November 2, 1999

Mark Dickstein
Dickstein & Co., L.P.
Dickstein Focus Fund L.P.
Dickstein International Limited
Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper as Trustees U/T/A/D 12/27/88,
     Mark Dickstein, Grantor
Mark Dickstein and Elyssa Dickstein, as trustees of the Mark and Elyssa
     Dickstein Foundation
     c/o Dickstein Partners Inc.
     660 Madison Avenue, 16th Floor

Ladies and Gentlemen:

           We have discussed with Dickstein & Co., L.P., Dickstein International Limited and Elyssa Dickstein (the "Sellers") our proposed purchase from the Sellers of an aggregate of 814,704 shares (the "Shares") of 8% cumulative convertible exchangeable preferred stock, par value $0.01 per share, of Marvel Enterprises, Inc., a Delaware corporation (the "Company").

           You are members of the Investor Group under the Stockholders' Agreement dated as of October 1, 1998 by and among the Company, Avi Arad, you, the Perlmutter Entities, Chase, Morgan Stanley, and Whippoorwill (the "Stockholders' Agreement"). Capitalized terms not defined in this letter have the same meanings here as they do in the Stockholders' Agreement. You have informed us that, effective upon the Sellers' sale to us of the Shares, each of you, as Dickstein Entities, and Mark Dickstein, as Dickstein Designator, waive your rights under the Stockholders' Agreement to have a Dickstein Designee nominated and/or elected as a Director. You have also informed us that, effective upon the Sellers' sale to us of the Shares, you relinquish all your other rights under the Stockholders' Agreement.

           Mark Dickstein, as Dickstein Designator, agrees that if any part of the foregoing waiver and relinquishment is ineffective, then he shall, at any time when permitted to make designations under the Stockholders' Agreement, designate an individual named by the Investor Group Designator as the Dickstein Designee.

           We are relying, in purchasing the Shares from the Sellers, on the waiver and relinquishment referred to above. With respect to those of you who are Sellers, we are also relying upon your acknowledgment of the following: (i) that, until Mark Dickstein's resignation as a member of the Company's Board of Directors, you had, or had access to, information about the Company as a result of Mr. Dickstein's service on the Company's Board of Directors and otherwise that was the equivalent of the information about the Company which we have, or to which we have access, as a result of Isaac Perlmutter's service on the Company's Board of Directors and otherwise; (ii) that your decision to sell

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us the Shares has been made without reliance on, or solicitation by, us, our representatives or the Company; (iii) that the price at which you intend to sell us the Shares is a price at which you would sell the shares, on the same terms, to any willing buyer at this time (regardless of whether we believe the shares are worth more than the sales price); and (iv) that, except for the payment of the purchase price for the Shares, we will have no liability to you arising from your sale to us of the Shares.

           We acknowledge that you will have no liability to us arising from the Sellers' sale to us of the Shares, other than your obligations under this letter and the Sellers' obligation to deliver the Shares to us free and clear of any encumbrances or adverse claims.

           Please indicate your agreement to the foregoing by signing below.



                                 Very truly yours,

                                 CLASSIC HEROES, INC.

                                 By: /s/ Isaac Perlmutter
                                     -----------------------------------
                                        Name:  Isaac Perlmutter
                                        Title: President

                                 BIOBRIGHT CORPORATION

                                 By: /s/ Isaac Perlmutter
                                     -----------------------------------
                                        Name:  Isaac Perlmutter
                                        Title: President

                                 ISAAC PERLMUTTER T.A.

                                 By: /s/ Isaac Perlmutter
                                     -----------------------------------
                                        Name:  Isaac Perlmutter
                                        Title: Trustee




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




AGREED:


/s/ Mark Dickstein
-----------------------------------
Mark Dickstein, in his individual capacity and as the Dickstein Designator

DICKSTEIN & CO., L.P.
By: Dickstein Partners, L.P.
By: Dickstein Partners Inc.

By: /s/ Alan S. Cooper
    -----------------------------------
Name:  Alan S. Cooper
Title: Vice President

DICKSTEIN FOCUS FUND L.P.
By: Dickstein Partners, L.P.
By: Dickstein Partners Inc.

By: /s/ Alan S. Cooper
    -----------------------------------
Name:  Alan S. Cooper
Title: Vice President

DICKSTEIN INTERNATIONAL LIMITED
By: Dickstein Partners Inc.

By: /s/ Alan S. Cooper
    -----------------------------------
Name:  Alan S. Cooper
Title: Vice President

ELYSSA DICKSTEIN, JEFFREY SCHWARZ AND ALAN COOPER AS TRUSTEES
U/T/A/D 12/27/88, MARK DICKSTEIN, GRANTOR

By: /s/ Alan S. Cooper
    -----------------------------------
       Alan S. Cooper
       Trustee

MARK DICKSTEIN AND ELYSSA DICKSTEIN, AS TRUSTEES OF THE
MARK AND ELYSSA DICKSTEIN FOUNDATION

By: /s/ Mark Dickstein
    -----------------------------------
       Mark Dickstein
       Trustee


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